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                                                                    EXHIBIT 3.12


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ENTECH INDUSTRIES, INC.

                                   ----------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                                   ----------

                  Entech Industries, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

             FIRST: that the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended by changing the fourth article thereof so that, as amended, said article shall be and read as follows:

                  "FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 2,500 shares of Common Stock, par value $0.01 per share ("Common Stock") and 20,000 shares of Preferred Stock, par value $.01 per share, which Preferred Stock shall have the following designation, voting powers, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:

                  1. Designation and Amount. The shares of such Preferred Stock shall be designated as "Convertible Cumulative Preferred Stock" (the "Convertible Preferred Stock"). The initial liquidation preference of the Convertible Preferred Stock shall be $1,000 per share (the "Liquidation Value").

                  2. Rank. The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank
(i) senior to both the Common Stock and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Convertible Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"), provided that any such Parity Securities that were not approved by the holders of Convertible Preferred Stock in accordance



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with Section 8 hereof shall be deemed to be Junior Securities and not Parity
Securities; and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof the terms of which have been approved by the holders of the Convertible Preferred Stock in accordance with Section 8 hereof and which specifically provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

                  3. Dividends. (a) The holders of shares of the Convertible Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends at the annual rate of 8% of the Liquidation Value per share initially and 12% of the Liquidation Value per share on and after the Put Closing Date. Such dividends shall be cumulative and shall accrue (whether or not declared or paid) and be payable in arrears on the Business Day falling on or immediately after March 31, June 30, September 30 and December 31 in each year (each of such dates being a "Dividend Payment Date"), to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. Dividend payments (and any applicable Additional Dividends) shall be made in cash. All dividends and Additional Dividends paid with respect to shares of Convertible Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

                  (b) In the case of shares of Convertible Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Convertible Preferred Stock issued subsequent to the Issue Date, dividends shall accrue and be cumulative from the Specific Issue Date relating thereto.

                  (c) Each fractional share of Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends and Additional Dividends accruing with respect to each outstanding share of Convertible Preferred Stock pursuant to paragraph (a) of this Section 3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared and shall be payable in the same manner and at such times as provided for in paragraph (a) of this Section 3 with respect to dividends on each outstanding share of Convertible Preferred Stock. Each fractional share of Convertible Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Convertible Preferred Stock.

                  (d) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be not less than 10 days and not more than 30 days prior to the payment date thereof. Holders of Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash,


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property or stock, in excess of the full cumulative dividends provided for herein except as provided in the next sentence. If any dividend (whether or not declared) is not paid on the Dividend Payment Date therefor, an additional amount shall accrue on such unpaid dividend at the rate (which may be adjusted in accordance with the provisions of Section 3(f) hereof) of 8% per annum initially, and 12% per annum on and after the Put Closing Date, compounded quarterly ("Additional Dividends") from the date of such Dividend Payment Date to the date such dividend is paid. Dividends payable on the Convertible Preferred Stock for a period less than a full quarterly period shall be computed on the basis of a 365-day year, based on the actual number of days elapsed.

                  (e) So long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution or payment (in cash, securities or otherwise) on any Junior Securities or Parity Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in shares of Junior Securities to holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities.

                  (f) In the event (i) the Corporation fails to redeem the Convertible Preferred Stock in accordance with the provisions of Section 5(b) hereof, (ii) the Corporation or any Subsidiary of the Corporation defaults in the payment of interest on any Indebtedness having an aggregate outstanding principal amount of at least $5 million when the same becomes due and payable, and such default continues for a period of 30 days, (iii) any principal payment due in respect of Indebtedness of the Corporation or any Subsidiary of the Corporation is not paid within any applicable grace period or upon final maturity or is accelerated by the holders thereof because of a default (other than, in the case of clauses (ii) and (iii) of this Section 3(f), any default, nonpayment or acceleration in respect of Indebtedness incurred in connection with the acquisition of the assets or capital stock of another Person and owing to such Person or an affiliate of such Person and arising as a result of disputes related to such transaction which at least a majority of the disinterested members of the Board of Directors of the Corporation shall have determined to be appropriate for the Corporation to contest in such manner notwithstanding such default, non-payment or acceleration), (iv) the Corporation or any Subsidiary of the Corporation (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case,
(C) consents to the appointment of a custodian of it or for any substantial part of its property or (D) makes a general assignment for the benefit of its creditors, in each case within the meaning of any Bankruptcy Law, (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that
(x) is for relief against the Corporation or any Subsidiary of the Corporation in an involuntary case, (y) appoints a custodian of the Corporation or any Subsidiary of the Corporation or for any substantial part of its property or (z) orders the winding up or liquidation of the Corporation or any Subsidiary of the Corporation, in each case which remains unstayed and in effect for 60 days, or
(vi) the Corporation breaches any other covenant or agreement set forth in this Article Fourth (to the extent related to the



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Convertible Preferred Stock) and such breach shall continue for 30 days after receipt of notice thereof by the Corporation from any holder of Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock shall be entitled to receive dividends at the annual rate of 14% of the Liquidation Value per share and Additional Dividends shall be calculated at a rate of 14% per annum, without prejudice to any other rights or remedies any such holder may have hereunder or under applicable law. Such increased dividend and Additional Dividends rate shall accrue from the date of such breach and shall continue until such time as all conditions described in clauses (i) through (vi) above shall have been cured.

                  4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to 100% of the Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends (whether or not declared by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Convertible Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Convertible Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, conversion, share exchange or merger of the Corporation with or into any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  5. Redemption.

                  (a) Optional Redemption. The Corporation may, at its option, redeem for cash at any time and from time to time, in the manner provided in
Section 6 hereof, any or all of the shares of the Convertible Preferred Stock, at a redemption price per share equal to the Liquidation Value thereof plus the sum of accrued and unpaid dividends thereon (whether or not declared by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends thereon outstanding to the redemption date.

                  (b) Mandatory Redemption. On March 1, 2004, the Corporation shall redeem for cash, out of any source of funds legally available therefor, all of the outstanding shares of Convertible Preferred Stock, at a redemption price equal to 100% of the Liquidation Value per share, plus an amount equal to all accrued and unpaid dividends thereon (whether or not declared


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by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends thereon outstanding to the redemption date.

                  6. Procedure for Redemption. (a) In the event that the Corporation shall redeem shares of Convertible Preferred Stock pursuant to Sections 5(a) or 5(b) hereof, notice of such redemption shall be mailed by overnight express mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective; provided further that any holder may waive the obligation of the Corporation to provide notice to such holder hereunder. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Convertible Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price and form of consideration; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends (and Additional Dividends) on the shares to be redeemed will cease to accrue on such redemption date and
(vi) that the holder's right to convert such shares into shares of Common Stock shall terminate on the close of business on the first Business Day preceding such redemption date.

                  (b) Notice by the Corporation having been mailed as provided in Section 6(a) hereof; and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends (and Additional Dividends thereon) on the shares of Convertible Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends and Additional Dividends from the Corporation to the date of redemption and the right to convert such shares into shares of Common Stock, which shall continue until the close of business on the first Business Day preceding the date of redemption in accordance with Section 9 hereof) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (c) With respect to any redemption for which notice is given on or after the Commencement Date, the date fixed for redemption must be no less than 15 days after the date on which the Conversion Price is determined.


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                  7. Reacquired Shares. Shares of Convertible Preferred Stock
that have been issued and reacquired in any manner, including shares reacquired by purchase, redemption or conversion pursuant to Section 9 hereof, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and shall not be reissued. Pursuant to Section 243 of the DGCL, upon the retirement of any shares of Convertible Preferred Stock, a certificate stating that reissuance of such shares is prohibited, identifying such shares and reciting their retirement shall be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

                  8. Voting Rights. In addition to any vote or consent of stockholders required by law or by the Certificate of Incorporation or the By-laws of the Corporation, the approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, shall be required (a) to amend the Certificate of Incorporation or By-laws of the Corporation to increase the authorized number of shares of Convertible Preferred Stock or to authorize the creation or issuance, or the increase in the authorized amount, of any Parity Securities or Senior Securities, or to authorize the creation or issuance of securities convertible into or exchangeable for, or options, warrants or other rights to acquire, any Parity Securities or Senior Securities, (b) to reclassify any series of Junior Securities to Senior Securities or Parity Securities, (c) to amend, repeal or change any of the provisions of the Certificate of Incorporation of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Convertible Preferred Stock so as to affect them adversely, including without limitation changing the voting percentage required for approval by the holders of Convertible Preferred Stock of the foregoing matters, (d) otherwise to restrict the rights, preferences or privileges of the Convertible Preferred Stock, (e) to authorize the consolidation or merger of the Corporation with or into another Person (whether or not the Corporation is the Surviving Person), or the sale, assignment, transfer, lease, conveyance or other disposal of all or substantially all of its properties or assets in one or more related transactions to another Person, in each case unless all outstanding shares of Convertible Preferred Stock are redeemed prior to or contemporaneously with the consummation of such transaction, or (f) (1) to issue after the earlier of the Put Closing Date and the Commencement Date any securities convertible into or exchangeable for, or warrants, rights or options exercisable for shares of Common Stock, to all holders of Common Stock or (2) to sell and issue after the earlier of the Put Closing Date and the Commencement Date (A) any shares of Common Stock or (B) any securities convertible into or exchangeable for, or warrants, rights, or options exercisable for, shares of Common Stock, in either of cases (A) or (B) at a price per share (which, for purposes of clause (B), shall be determined by dividing (x) the total amount received or receivable by the Corporation in consideration of the sale and issuance of such warrants, rights, options or convertible or exchangeable securities plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof by (y) the total number of shares of Common Stock covered by such warrants, rights, options or convertible or exchangeable securities) which is less than the Conversion Price then in effect.

                  9. Conversion. (a) Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock on the terms and conditions set forth in this Section 9,

                          (i) at any time after the Put Closing Date, upon
             surrender to the Corporation of the certificates for the shares to be converted, into a number of fully paid and


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             nonassessable shares of Common Stock equal to (A) the sum of (1)
             the aggregate Liquidation Value of the Convertible Preferred Stock to be converted, plus (2) all accrued and unpaid dividends thereon (whether or not declared by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends outstanding to the Put Closing Date, divided by (B) the Conversion Price, or

                          (ii) at any time prior to the Put Closing Date and
             after November 10, 1999 (the "Commencement Date") upon surrender to the Corporation of the certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to (A) the sum of (1) the aggregate Liquidation Value of the Convertible Preferred Stock to be converted, plus (2) all accrued and unpaid dividends thereon (whether or not declared by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends outstanding to the conversion date, divided by (B) the Conversion Price.

                  (b) The "Conversion Price" initially shall be the fair market value of a share of the Common Stock on the Determination Date (determined on a fully-diluted basis) prior to giving effect to any conversion of the Convertible Preferred stock (the "Fair Market Value"). The "Determination Date" means the Put Closing Date, in the case of a conversion pursuant to Section 9(a) (i), or the Commencement Date, in the case of a conversion pursuant to Section 9(a)
(ii). The Fair Market Value shall be determined by the mutual agreement of the holder of the Convertible Preferred Stock and the members of the Board of Directors of the Corporation that were not appointed or elected by such holder or its affiliates; provided that if such mutual agreement is not achieved within 30 days of the Determination Date, then the Fair Market Value shall be determined (at the Corporation's expense) within 90 days of the Determination Date by an independent investment bank selected by such holder and such board members within 45 days of the Determination Date. For purposes of calculating Fair Market Value, the value of the Corporation's assets shall be reduced by an amount equal to the Liquidation Value of the outstanding Convertible Preferred Stock plus all accrued and unpaid dividends thereon (whether or not declared by the Board of Directors of the Corporation and whether occurring on, before or after any Dividend Payment Date therefor) and Additional Dividends outstanding to the Determination Date; provided, however, that the Convertible Preferred Stock shall not otherwise be considered in calculating Fair Market Value.

                  (c) Conversion of the Convertible Preferred Stock as permitted by Section 9(a) hereof may be effected by any holder thereof upon the surrender to the Corporation at its principal office or at such other office or agency maintained by the Corporation for that purpose of the certificate for the Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock


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pursuant hereto. As promptly as practicable, and in any event within ten
Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the reasonable satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Convertible Preferred Stock being converted shall be entitled, (ii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted, and (iii) payment of all amounts to which a holder is entitled pursuant to Section 9(f) hereof. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (d) In case any shares of Convertible Preferred Stock are to be redeemed pursuant to Section 5 hereof, such right of conversion shall cease and terminate as to the shares of Convertible Preferred Stock to be redeemed at the close of business on the first Business Day preceding the date fixed for redemption or exchange, as the case may be, unless the Corporation shall default in the payment of the applicable redemption price.

                  (e) The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

                  (f) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash equal to such fractional interest multiplied by the Conversion Price. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Value of the shares of Convertible Preferred Stock so surrendered.

                  (g) The Conversion Price shall be subject to adjustment as follows:

                  (i) In case the Corporation shall at any time or from time to time after the Determination Date (A) pay a dividend or make a distribution in shares of Common Stock or securities convertible into Common Stock, (B) subdivide or reclassify the


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         outstanding shares of Common Stock into a greater number of shares of
         Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price shall be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, for no additional consideration, the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 9(g) (i) shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively.

                  (ii) All shares of Common Stock issued and all shares of Common Stock reserved for issuance pursuant to any outstanding convertible securities (including the Convertible Preferred Stock), warrants, rights or options shall be deemed to be outstanding for all computations pursuant to this Section 9(g) until such shares are no longer outstanding or such convertible securities, warrants, rights or options shall expire.

                  (iii) For purposes of this Section 9(g), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                  (iv) All calculations of the Conversion Price pursuant to this
         Section 9(g) shall be made to the nearest cent. Anything in this
         Section 9(g) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a net change of the Conversion Price of at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to increase or reduce the Conversion Price by at least 1%, such increase or reduction in Conversion Price shall thereupon be given effect.

                  (h) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification to which Section 9(g) (i) hereof shall apply), or in case of any share exchange, conversion, merger or consolidation of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of all or substantially all of the assets of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of Convertible Preferred Stock then outstanding shall thereafter be convertible (on the same terms and conditions set forth in this Section 9) into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash)


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upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction.

                  Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person shall agree that the shares of Convertible Preferred Stock shall be treated as provided in the first paragraph of this
Section 9(h) and the agreements governing such Transaction shall so provide and
(ii) the Surviving Person thereof shall assume, by written instrument mailed, by first-class mail, postage prepaid, to each holder of shares of Convertible Preferred Stock at such holder's address as it appears in the records of the Corporation, the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled and such Surviving Person shall have mailed, by first-class mail, postage prepaid, to each holder of shares of Convertible Preferred Stock at such holder's address as it appears in the records of the Corporation, an opinion of independent counsel for such Person stating that such assumption agreement is a valid, binding and enforceable agreement of the Surviving Person.

                  10. Reports as to Adjustments. Upon the occurrence of any event specified in Section 9(g) hereof that would result in any adjustment of the Conversion Price, then, and in each such case, the Corporation shall promptly deliver by first-class mail, postage prepaid to each holder at its address as it appears in the records of the Corporation, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the conversion rate then in effect following such adjustment.

                  11. Certain Covenants. Any holder of Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Article Fourth or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  12. Definitions. For the purposes of this Article Fourth, the following terms shall have the meanings indicated:

                  "Additional Dividends" shall have the meaning set forth in
Section 3(d) hereof.

                  "affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act or any successor provision. The terms "affiliated" and "non-affiliated" shall have meanings correlative to the foregoing.

                  "Bankruptcy Law" shall mean any Federal, state or foreign law for the relief of debtors or relating to bankruptcy or insolvency.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.


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                  "Commencement Date" shall have the meaning set forth in
Section 9(a) (ii).

                  "Conversion Price" shall have the meaning set forth in Section 9(b).

                  "Determination Date" shall have the meaning set forth in
Section 9(b).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934.

                  "Fund VII" shall mean First Reserve Fund VII, Limited Partnership.

                  "GECC" shall mean General Electric Capital Corporation.

                  "Indebtedness" shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person as lessee under any lease of property which obligations are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of such Person, and (d) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for payment thereof.

                  "Issue Date" shall mean the first date on which shares of Convertible Preferred Stock are issued.

                  "Junior Securities" shall have the meaning set forth in
Section 2 hereof.

                  "Parity Securities" shall have the meaning set forth in
Section 2 hereof.

                  "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Put Agreement" shall mean the Put Option Agreement, dated as of a date that is on or about February 9, 1999, among Fund VII, First Reserve GP VII, L.P., First Reserve Corporation end GECC.

                  "Put Closing Date" shall mean the date on which the purchase of the Convertible Preferred Stock by Fund VII (or its designee pursuant to the Put Agreement) from GECC pursuant to the Put Agreement shall have been consummated.

                  "Specific Issue Date" shall mean, with respect to any shares of Convertible Preferred Stock, the date on which such shares of Convertible Preferred Stock are issued.

                  "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.



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                  "Surviving Person" shall mean the continuing or surviving
Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other Person or the right to receive cash or any other property."

                  SECOND: that in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                  THIRD: that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.




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